As filed with the Securities and Exchange Commission on June 23, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Amrize Ltd
(Exact name of registrant as specified in its charter)

Switzerland	98-1807904
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Grafenauweg 8
6300 Zug, Switzerland 6300
(Address of Principal Executive Offices, including Zip Code)

Amrize Ltd 2025 Omnibus Incentive Plan
Amrize Ltd Employee Stock Purchase Plan
(Full title of the plan)

Denise Singleton
Chief Legal Officer and Corporate Secretary
Amrize Ltd
8700 W. Bryn Mawr Ave.
Chicago, IL 60631
+41 41 562 34 90
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Brandon Van Dyke
Samuel Cammer
Jeremy Winter
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

 PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION*

*          Information required by Items 1 and 2 of Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Amrize Ltd 2025 Omnibus Incentive Plan and the Amrize Ltd Employee Stock Purchase Plan (the “Plans”), as covered by this Registration Statement and as required by Rule 428(b)(1). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents of the Registrant filed with the Securities and Exchange Commission (the “SEC”) are incorporated in this Registration Statement by reference and made a part hereof:

(a)          Registration Statement on Form 10 (File No. 001-42542) initially filed with the SEC on February 28, 2025, as amended by Amendment #1 as filed with the SEC on May 7, 2025 (as so amended, the “Form 10 Registration Statement”);

(b)          The description of the Registrant’s ordinary shares, par value $0.01, contained in the Information Statement filed as Exhibit 99.1 to the Form 10 Registration Statement, including any amendments or supplements thereto; and

(c)          Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof), as filed with the SEC on June 2, 2025, June 3, 2025, June 18, 2025 and June 23, 2025.

All reports and other documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the SEC until and to the extent the information contained therein is superseded or modified by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the Plans, each meeting the requirements of Section 10(a) of the Securities Act.

ITEM 4.	DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subject to Swiss law, the Registrant’s articles of association provide for indemnification of the members of the Registrant’s board of directors and executive management against liabilities arising in connection with the performance of their duties in such capacity, and permit the Registrant to advance the expenses of defending any act, suit or proceeding to such persons to the extent not included in insurance coverage or advanced by third parties.

Under Swiss corporate law, an indemnification by the corporation of a director or member of the executive management in relation to potential personal liability is not effective to the extent the director or member of the executive management intentionally or grossly negligently violated his or her corporate duties towards the corporation. Furthermore, the general meeting of shareholders may discharge (release) the directors and members of the executive management from liability for their conduct to the extent the respective facts are known to shareholders. Such discharge is effective only with respect to claims of the corporation and of those shareholders who approved the discharge or who have since acquired their shares in full knowledge of the discharge. Most violations of corporate law are regarded as violations of duties towards the corporation rather than towards the shareholders. In addition, indemnification of other controlling persons, including shareholders of the corporation, is not permitted under Swiss corporate law.

The articles of association of a Swiss corporation may also set forth that the corporation shall indemnify and hold harmless, to the extent permitted by the law, the directors and executive managers out of assets of the corporation against threatened, pending or completed actions. Also, a corporation may enter into and pay for directors’ and officers’ liability insurance, which may cover negligent acts as well.

The Registrant also expects to purchase and maintain directors’ and officers’ liability insurance that covers certain liabilities and expenses of its directors and officers or any person who is or was or has agreed to become a director or officer or is or was serving or who has agreed to serve at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and that covers the Registrant for reimbursement of payments to its directors and officers and such persons in respect of such liabilities and expenses; provided that such insurance is available on acceptable terms, which determination shall be made by the Registrant’s board of directors from time to time as appropriate.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.	EXHIBITS

4.1	Articles of Association of Amrize Ltd (Exhibit 3.1 to the Amrize Ltd Current Report on Form 8-K dated June 23, 2025).

4.2	Organizational Resolutions of Amrize Ltd (Exhibit 3.2 to the Amrize Ltd Current Report on Form 8-K dated June 23, 2025).

4.3*	Amrize Ltd 2025 Omnibus Incentive Plan.

4.4*	Amrize Ltd Employee Stock Purchase Plan.

5.1*	Opinion of Bär & Karrer AG.

23.1*	Consent of Ernst & Young AG.

23.2*	Consent of Bär & Karrer AG (contained in Exhibit 5.1).

24.1*	Powers of Attorney (contained on the signature page hereto).

107*	Filing Fee Table.

*	Filed herewith

ITEM 9.	UNDERTAKINGS

A.	The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois.

AMRIZE LTD
Dated: June 23, 2025

	By:	/s/ Denise R. Singleton
Name:	Denise R. Singleton
Title:	Chief Legal Officer and Corporate Secretary

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Denise R. Singleton as his or her true and lawful attorney-in-fact and agent, acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-8, and to any registration statement filed under SEC Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jan Philipp Jenisch	Chief Executive Officer	June 23, 2025
Jan Philipp Jenisch	(Principal Executive Officer)
/s/ Ian Johnston	Chief Financial Officer	June 23, 2025
Ian Johnston	(Principal Financial Officer)
/s/ Richard Hoffman	Chief Accounting Officer and Controller	June 23, 2025
Richard Hoffman	(Principal Accounting Officer)
/s/ Theresa Drew	Director	June 23, 2025
Theresa Drew
/s/ Nicholas Gangestad	Director	June 23, 2025
Nicholas Gangestad
/s/ Dwight Gibson	Director	June 23, 2025
Dwight Gibson
/s/ Holli Ladhani	Director	June 23, 2025
Holli Ladhani
/s/ Michael E. Mckelvy	Director	June 23, 2025
Michael E. McKelvy
/s/ Jürg Oleas	Director	June 23, 2025
Jürg Oleas
/s/ Robert S. Rivkin	Director	June 23, 2025
Robert S. Rivkin
/s/ Katja Roth Pellanda	Director	June 23, 2025
Katja Roth Pellanda
/s/ Maria Cristina A. Wilbur	Director	June 23, 2025
Maria Cristina A. Wilbur